Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 6, 2019
American Equity Reports Third Quarter 2019 Results
Company Highlights

•	Third quarter 2019 net income of $37.4 million or $0.41 per diluted common share

•	Third quarter 2019 non-GAAP operating income[1] of $233.4 million or $2.54 per diluted common share

•	Third quarter 2019 annuity sales of $1.3 billion

•	Policyholder funds under management of $53.0 billion

•	Third quarter 2019 investment spread of 2.75%

•	Estimated risk-based capital ratio of 366% compared to 360% at December 31, 2018
WEST DES MOINES, Iowa (November 6, 2019) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported third quarter 2019 net income of $37.4 million, or $0.41 per diluted common share, compared to net income of $169.3 million, or $1.85 per diluted common share, for third quarter 2018.
Non-GAAP operating income1 for third quarter 2019 was $233.4 million, or $2.54 per diluted common share, compared to non-GAAP operating income1 of $171.1 million, or $1.87 per diluted common share, for third quarter 2018. On a trailing twelve-month basis, non-GAAP operating return1 on average equity excluding average AOCI1 was 20.9% and 16.3% excluding the impact of assumption revisions.
Third quarter 2019 net income was negatively affected by $36 million ($0.40 per diluted common share) for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, the liability for future benefits to be paid for lifetime income benefit riders and the valuation of embedded derivatives while non-GAAP operating income1 benefited by $124 million ($1.35 per diluted common share) from assumption revisions. Net income and non-GAAP operating income1 for the third quarter of 2018 were positively affected by $76 million ($0.84 per diluted common share) and $81 million ($0.88 per diluted common share), respectively, for assumption revisions.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.0% ON $1.3 BILLION OF SALES
Policyholder funds under management at September 30, 2019 were $53.0 billion, a $536 million, or 1.0% increase from June 30, 2019. Third quarter gross and net sales were $1.3 billion and $1.2 billion, respectively, representing increases of 25% and 31% from third quarter 2018 sales. On a sequential basis, gross and net sales decreased 13% and 15%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) and total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) each decreased 13% sequentially. Sales of FIAs were down 16% sequentially to $1.2 billion driven by a 13% decrease in sales for American Equity Life and a 29% decrease for Eagle Life.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "While FIA sales in American Equity Life's independent agent channel remained well above year ago levels, the sequential decrease in sales in this channel was particularly concentrated in our accumulation products. In the third quarter, accumulation products accounted for 39% of sales compared to 46% of sales in the second quarter. We fared better in the guaranteed lifetime income space. Sales of the IncomeShield series, which was the best-selling guaranteed lifetime income product in the independent agent channel in the first half of 2019, increased 6% sequentially and accounted for 48% of our FIA sales in the third quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be competitive. Reflecting the decline in interest rates since year-end, we continue to take actions to lower caps, participation rates, and declared rates for both American Equity Life and Eagle Life. Following reductions in participation rates and caps in April and June, we made further reductions in August and October. While competitors reduced caps and participation rates as well during the quarter, we have recently begun to see competitors raise participation rates, possibly betting on a continuation of the recent increase in interest rates. Although we have lowered participation rates on our S&P 500 Dividend Aristocrats volatility-controlled excess return strategies, these strategies remain competitive and we will put increasing focus on their marketing. We also reduced income levels on our guaranteed lifetime income product lines in August and October. While our current income levels are more conservative when compared to the highest levels of income available in the marketplace, we are still higher than several key competitors."
Matovina continued: "In the bank and broker-dealer channels, Eagle Life had distinguished itself with its emphasis on offering attractive participation rates on S&P 500 annual point-to-point strategies. Given the decline in interest rates, we made reductions to participation rates during August and October similar to those made on accumulation products at American Equity Life. While our S&P 500 participation rates are not attractive to distribution at this time, we are placing increasing emphasis on the S&P 500 Dividend Aristocrats strategies at Eagle Life too. Eagle Life will also be rolling out a new guaranteed lifetime income product, the Eagle Select Income Focus, to banks and broker-dealers later this month. This is a significant initiative for Eagle Life to capture some guaranteed income market share in these channels. While guaranteed lifetime income has been a focus at American Equity Life, this has not been true at Eagle Life. The standard no-fee guaranteed lifetime income rider, pioneered by American Equity Life in the independent agent channel, will be unique in the bank and broker-dealer channels. To maximize guaranteed lifetime income, policyholders may instead choose a fee-based rider which will be very competitive with those offered by the leader in these channels."
INVESTMENT SPREAD INCREASES ON LOWER COST OF MONEY AND NON-TRENDABLE ITEMS
American Equity’s investment spread was 2.75% for the third quarter of 2019 compared to 2.63% for the second quarter of 2019 and 2.67% for the third quarter of 2018. On a sequential basis, the average yield on invested assets increased by 8 basis points while the cost of money fell 4 basis points.

Average yield on invested assets was 4.59% in the third quarter of 2019 compared to 4.51% in the second quarter of 2019. This increase was attributable to an increase in the benefit from non-trendable investment income items from 5 basis points in the second quarter to 13 basis points in the third quarter of this year. The impact from the decline in short term yields on the $4.8 billion of floating rate instruments in the investment portfolio negatively affected average yield by 2 basis points.
The aggregate cost of money for annuity liabilities of 1.84% in the third quarter of 2019 was down 4 basis points from 1.88% in the second quarter of 2019. The cost of money benefited by 2 basis points from over hedging index-linked interest obligations, compared to 4 basis points in the second quarter of 2019.
Commenting on investment spread, Matovina said: “Excluding non-trendable investment spread items, investment spread increased 6 basis points sequentially driven by lower cost of money. Option costs decreased in the third quarter reflecting reductions in caps and participation rates on new business from the June and August new money rate changes, renewal rate changes initiated in both October of last year and August of this year, and higher volatility."
Matovina went on to say: "The trend of declining option costs, which began in December 2018, could extend further as we reduced new money rates last month and will begin reducing renewal rates on $29.7 billion of policyholder funds under management in January 2020. Should yields available to us remain at current levels or the cost of money rise, we have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.59% through further reductions in renewal rates to guaranteed minimums."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2019 earnings on Thursday, November 7, 2019 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 4871448 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through November 14, 2019 at 855-859-2056, passcode 4871448 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Premiums and other considerations	$5,152	$7,240	$14,688	$22,050
Annuity product charges	63,647	58,365	177,313	164,094
Net investment income	590,412	549,391	1,719,418	1,593,457
Change in fair value of derivatives	(20,042)	595,311	440,472	276,433
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	4,328	(2,196)	(67)	(40,275)
OTTI losses on investments:
Total OTTI losses	(101)	(14,373)	(1,099)	(16,025)
Portion of OTTI losses recognized from other comprehensive income	—	—	(215)	(1,651)
Net OTTI losses recognized in operations	(101)	(14,373)	(1,314)	(17,676)
Total revenues	643,396	1,193,738	2,350,510	1,998,083

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	7,627	10,721	23,865	32,091
Interest sensitive and index product benefits	500,285	413,089	888,062	1,355,135
Amortization of deferred sales inducements	(55,769)	55,244	(2,675)	233,779
Change in fair value of embedded derivatives	212,278	383,716	1,306,163	(585,465)
Interest expense on notes payable	6,382	6,376	19,141	19,122
Interest expense on subordinated debentures	3,968	3,942	12,113	11,450
Amortization of deferred policy acquisition costs	(120,934)	81,053	(45,856)	336,741
Other operating costs and expenses	38,554	31,924	114,959	95,704
Total benefits and expenses	592,391	986,065	2,315,772	1,498,557
Income before income taxes	51,005	207,673	34,738	499,526
Income tax expense	13,645	38,345	8,798	95,333
Net income	$37,360	$169,328	$25,940	$404,193

Earnings per common share	$0.41	$1.87	$0.28	$4.48
Earnings per common share - assuming dilution	$0.41	$1.85	$0.28	$4.42

Weighted average common shares outstanding (in thousands):
Earnings per common share	91,252	90,486	91,081	90,278
Earnings per common share - assuming dilution	91,711	91,651	91,748	91,355

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$37,360	$169,328	$25,940	$404,193
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment gains/losses, including OTTI	(3,175)	10,278	(245)	35,925
Change in fair value of derivatives and embedded derivatives - fixed index annuities	250,186	545	500,998	(108,367)
Change in fair value of derivatives - debt	(76)	(597)	1,414	(3,168)
Income taxes	(50,940)	(8,491)	(105,759)	6,822
Non-GAAP operating income	$233,355	$171,063	$422,348	$335,405

Per common share - assuming dilution:
Net income	$0.41	$1.85	$0.28	$4.42
Adjustments to arrive at non-GAAP operating income:
Net realized investment gains/losses, including OTTI	(0.04)	0.11	—	0.39
Change in fair value of derivatives and embedded derivatives - fixed index annuities	2.73	0.01	5.46	(1.19)
Change in fair value of derivatives - debt	—	(0.01)	0.01	(0.03)
Income taxes	(0.56)	(0.09)	(1.15)	0.08
Non-GAAP operating income	$2.54	$1.87	$4.60	$3.67

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average equity and non-GAAP operating return on average equity are calculated by dividing net income and non-GAAP operating income, respectively, for the trailing twelve months by average equity excluding average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2019
Average Stockholders' Equity
Average equity including average AOCI	$3,308,006
Average AOCI	(854,859)
Average equity excluding average AOCI	$2,453,147

Net income	$79,763
Non-GAAP operating income	512,683

Return on Average Equity Excluding Average AOCI
Net income	3.25%
Non-GAAP operating income	20.90%